Exhibit 99.1
Contact: Michael Sabella
Vice President, Investor Relations
(281) 885-7589

Patterson-UTI Energy Reports Financial Results for the Quarter Ended September 30, 2026

HOUSTON, Texas – October 28, 2026 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the quarter ended September 30, 2026.

Third Quarter 2026 Financial Results and Other Key Items
•Third Quarter 2026 Total Revenue of $1.3 billion, a 9% sequential increase
•Third Quarter 2026 Net Income Attributable to Common Stockholders of $28 million
•Third Quarter 2026 Adjusted EBITDA(1) of $264 million
•Declared a quarterly dividend of $0.10 per share, payable on December 15, 2026 to holders of record as of December 1, 2026

Management Commentary

“We are benefiting from increased U.S. onshore drilling and completion demand, which is supporting stronger pricing and returns,” said Andy Hendricks, Chief Executive Officer. “Our teams executed well during the quarter, and investments in our fleet and digital and automation capabilities are delivering differentiated operational performance for our customers. As these capabilities continue to gain momentum and industry demand strengthens, we expect further improvements in financial performance, and believe we are well positioned to improve our market position.”

“The commodity price environment continues to support higher customer budgets, and our discussions indicate the likelihood for additional rig reactivations and increased completion demand in 2027,” continued Mr. Hendricks. “In Drilling Services, customer programs are increasingly requiring upgraded rigs with advanced digital and automation capabilities and larger structures designed to drill deeper wells and longer laterals more efficiently. Demand for these capabilities is supporting strong pricing for our highest-specification rigs. In Completion Services, pricing momentum remains positive, particularly for natural gas-powered assets, which provides a substantial fuel-cost advantage over diesel equipment. Natural gas powered frac equipment remains in very short supply, and further pricing improvement will be necessary to support the investment required to meet industry demand. These market conditions should allow us to create additional value for our shareholders.”

“We generated strong free cash flow during the quarter, reinforcing our confidence in our outlook,” said Andy Smith, Chief Financial Officer. “We expect free cash flow to remain strong in the fourth quarter and increase meaningfully in 2027 compared with 2026. During the third quarter, we returned approximately $62 million to shareholders, including $24 million for share repurchases. We continue to evaluate a range of capital-allocation opportunities, including high-return strategic investments, additional cash returns to shareholders, and debt reduction. Our priority remains maximizing return on capital, while maintaining the long-term flexibility of our balance sheet.”

Drilling Services

Third quarter Drilling Services revenue was $417 million, and adjusted gross profit(2) was $149 million.

U.S. Contract Drilling operating days totaled 9,249 in the third quarter, with an average of 101 rigs operating. Activity increased throughout the quarter, and we exited the period with 104 rigs operating. Demand was particularly strong for rigs returning to service following structural upgrades, supporting premium pricing for our highest specification rigs. Growth was concentrated in oil-producing basins, particularly the Rockies and Permian, while natural gas activity remained steady compared with the beginning of the third quarter. Our Directional Drilling business also benefited from increased demand and greater well complexity, with results outpacing the overall industry drilling activity with stronger margins.

Completion Services

Third quarter Completion Services revenue totaled $808 million, with adjusted gross profit of $133 million.

Completion Services results improved sequentially, supported by a mid-single-digit pricing increase compared with the second quarter. Total completion activity declined modestly as several fleets experienced elevated non-productive time late in the quarter, primarily due to temporary sand availability constraints in South Texas and trucking delays in the Permian Basin. Excluding these short-term disruptions, fleetwide utilization remained very strong, with positive pricing momentum continuing throughout the quarter and into the fourth quarter. Demand was particularly robust for equipment capable of using natural gas as a fuel. By the end of 2026, approximately 90% of our active fleet will be natural gas capable.

Drilling Products

Third quarter Drilling Products revenue totaled $110 million, with adjusted gross profit of $51 million.

Drilling Products delivered its strongest quarterly revenue and adjusted gross profit since Patterson-UTI acquired Ulterra in 2023, with revenue increasing 21% sequentially and improved margins. Strong U.S. demand drove a company record revenue per industry rig and supported higher pricing. International revenue also increased sequentially, reaching a company record for the second consecutive quarter. This performance reflects the team's effective management of challenges related to the conflict in the Middle East, which is our largest international market.

Other

Third quarter Other revenue totaled $6 million, with adjusted gross profit of $4 million.

Outlook

In Drilling Services, we expect to operate an average of approximately 104 rigs in the United States during the fourth quarter and exit 2026 above that level, with additional rig reactivations anticipated in the first quarter of 2027. Results should benefit from continued pricing momentum, including higher dayrates across all rig classes and the deployment of upgraded rigs at dayrates above our current average. We expect to incur reactivation costs during the quarter as we prepare additional rigs for reactivation late in the fourth quarter and in early 2027, and we anticipate additional costs as we wind-down our operations in Colombia. Overall, we expect Drilling Services adjusted gross profit of $150 million in the fourth quarter.

In Completion Services, we expect fourth quarter adjusted gross profit of $140 million, supported by activity levels broadly consistent with the third quarter and additional pricing improvements. We anticipate some seasonal and holiday impact in the fourth quarter, although at this time it appears likely that it will be less pronounced than in prior fourth quarters. As we deploy new Emerald 100% natural gas powered equipment, we will continue to decommission diesel-powered assets and therefore do not expect active horsepower to increase through the first half of 2027.

In Drilling Products, we expect fourth quarter adjusted gross profit to decline 5-10%, sequentially, primarily reflecting the expectation for lower drilling activity in Saudi Arabia due to ongoing geopolitical unrest in the region.

We expect Other adjusted gross profit in the fourth quarter to be steady compared to the third quarter.

For the fourth quarter, we expect general and administrative expense to be approximately $70 million and depreciation, depletion, amortization, and impairment expense to be approximately $220 million.

Except for cash dividends per common share, all references to “per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

Third Quarter Earnings Conference Call

The Company’s quarterly conference call to discuss the operating results for the quarter ended September 30, 2026, is scheduled for October 29, 2026, at 9:00 a.m. Central Time. The dial-in information for participants is (833) 461-5787 (Domestic) and (585) 542-9983 (International). The Meeting ID for both numbers is 653 922 397. The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at investor.patenergy.com. A webcast replay of the conference call will be on the Company’s website for one year.

About Patterson-UTI

Patterson-UTI is a leading provider of drilling and completion services to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling services, integrated well completion services and directional drilling services in the United States, and specialized bit solutions in the United States, Middle East and many other regions around the world. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI's current beliefs, expectations or intentions regarding future events. Words such as “anticipate,” “believe,” “budgeted,” "continue,” “could,” “estimate,” “expect,” “goal,”

“intend,” “may,” “plan,” “potential,” “predict,” “project,” “pursue,” “see,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including, without limitation, statements regarding Patterson-UTI's future expectations, beliefs, plans, strategy, objectives, financial conditions, operations outlook, assumptions or future events or performance, activity levels, active rig count projections, contract terms, capex spending and budgets, future cash flow, future use of generated cash flow, customer demand, future commodity prices, outlook for international and domestic markets, and timing and amount of dividends, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements. For information regarding risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other disclosures in Patterson-UTI’s SEC filings, including but not limited to its Annual Report on Form 10‑K and Quarterly Reports on Form 10‑Q.

Additional information concerning risks and uncertainties associated with Patterson-UTI’s business is contained from time to time in Patterson-UTI's SEC filings. Patterson-UTI's filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI's website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

Non-GAAP Financial Measures

(1) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by GAAP. See Non-GAAP Financial Measures below for a reconciliation of net income to Adjusted EBITDA.

(2) Adjusted gross profit is considered a non-GAAP financial measure. Our computations of Adjusted gross profit may not be the same as similarly titled measures of other companies. See Non-GAAP Financial Measures below for a reconciliation of GAAP gross profit to adjusted gross profit by segment.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$339,310	$420,642
Accounts receivable, net	945,660	723,277
Inventory	143,853	160,280
Other current assets	88,765	113,892
Total current assets	1,517,588	1,418,091
Property and equipment, net	2,557,588	2,711,037
Goodwill	487,388	487,388
Intangible assets, net	727,870	814,810
Other assets	161,471	139,140
Total assets	$5,451,905	$5,570,466
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$553,891	$470,782
Accrued liabilities	294,098	366,488
Other current liabilities	28,943	26,372
Total current liabilities	876,932	863,642
Long-term debt, net	1,234,495	1,221,038
Deferred tax liabilities, net	221,090	215,818
Other liabilities	42,489	45,253
Total liabilities	2,375,006	2,345,751
Stockholders’ equity:
Stockholders’ equity attributable to controlling interests	3,070,892	3,218,538
Noncontrolling interest	6,007	6,177
Total equity	3,076,899	3,224,715
Total liabilities and stockholders’ equity	$5,451,905	$5,570,466

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
REVENUES	$1,342,234	$1,227,967	$1,175,954	$3,687,532	$3,675,811
COSTS AND EXPENSES:
Direct operating costs	1,005,438	947,329	893,833	2,801,922	2,784,610
Depreciation, depletion, amortization and impairment	221,583	217,781	225,598	657,758	719,322
General and administrative	69,960	67,505	61,976	206,228	193,014
Other operating expense (income), net	(18,020)	2,314	22,601	(20,370)	19,460

Total operating costs and expenses	1,278,961	1,234,929	1,204,008	3,645,538	3,716,406

OPERATING INCOME (LOSS)	63,273	(6,962)	(28,054)	41,994	(40,595)

OTHER INCOME (EXPENSE):
Interest income	2,695	2,902	1,480	8,362	4,216
Interest expense, net of amount capitalized	(19,974)	(20,398)	(17,488)	(57,857)	(52,830)
Other income (expense)	1,150	(3,464)	1,020	(1,349)	1,344

Total other income (expense)	(16,129)	(20,960)	(14,988)	(50,844)	(47,270)

INCOME (LOSS) BEFORE INCOME TAXES	47,144	(27,922)	(43,042)	(8,850)	(87,865)

INCOME TAX EXPENSE (BENEFIT)	18,508	(8,647)	(6,592)	6,265	(4,008)

NET INCOME (LOSS)	28,636	(19,275)	(36,450)	(15,115)	(83,857)

NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	283	327	(48)	761	684

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$28,353	$(19,602)	$(36,402)	$(15,876)	$(84,541)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE:
Basic	$0.07	$(0.05)	$(0.10)	$(0.04)	$(0.22)
Diluted	$0.07	$(0.05)	$(0.10)	$(0.04)	$(0.22)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	381,099	380,192	382,819	380,298	384,888
Diluted	384,356	380,192	382,819	380,298	384,888
CASH DIVIDENDS PER COMMON SHARE	$0.10	$0.10	$0.08	$0.30	$0.24

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$(15,115)	$(83,857)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and impairment	657,758	719,322
Deferred income tax expense (benefit)	4,987	(5,599)
Stock-based compensation	18,697	30,527
Net (gain) loss on asset disposals	(20,270)	(1,739)
Certain Colombia contract drilling exit costs	20,011	—
Other	(3,578)	27
Changes in operating assets and liabilities	(241,614)	(94,988)
Net cash provided by operating activities	420,876	563,693

Cash flows from investing activities:
Purchases of property and equipment	(413,906)	(450,516)
Proceeds from disposal of assets, including insurance recoveries	60,573	33,155
Other	(3,218)	(19,480)
Net cash used in investing activities	(356,551)	(436,841)

Cash flows from financing activities:
Purchases of treasury stock	(33,685)	(69,424)
Dividends paid	(114,105)	(92,114)
Net proceeds from issuance of senior notes	496,015	—
Repayment of senior notes	(482,505)	—
Payments of finance leases	(4,449)	(6,216)
Other	(2,867)	(10,820)
Net cash used in financing activities	(141,596)	(178,574)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(4,061)	(2,658)
Net change in cash, cash equivalents and restricted cash	(81,332)	(54,380)
Cash, cash equivalents and restricted cash at beginning of period	420,642	241,293
Cash, cash equivalents and restricted cash at end of period	$339,310	$186,913

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Drilling Services
Revenues	$417,367	$373,501	$380,200	$1,142,585	$1,196,865
Direct operating costs	$268,453	$259,619	$246,407	$745,933	$748,808
Adjusted gross profit (1)	$148,914	$113,882	$133,793	$396,652	$448,057
Depreciation, amortization and impairment	$84,005	$85,490	$84,100	$253,439	$281,719
General and administrative	$5,472	$6,617	$3,969	$19,186	$12,066
Other operating expense (income), net	$2,742	$(962)	$8,600	$292	$232
Operating income (loss)	$56,695	$22,737	$37,124	$123,735	$154,040

Operating days – U.S. (2)	9,249	8,361	8,737	25,911	27,775

Capital expenditures	$55,240	$60,148	$46,691	$169,809	$175,323

Completion Services
Revenues	$808,307	$753,641	$705,275	$2,241,535	$2,190,687
Direct operating costs	$675,463	$630,716	$594,118	$1,887,665	$1,870,882
Adjusted gross profit (1)	$132,844	$122,925	$111,157	$353,870	$319,805
Depreciation, amortization and impairment	$106,989	$108,838	$117,058	$327,299	$352,658
General and administrative	$7,842	$7,230	$8,821	$22,402	$29,953
Other operating expense (income), net	$—	$(1,328)	$13,000	$(1,328)	$13,000
Operating income (loss)	$18,013	$8,185	$(27,722)	$5,497	$(75,806)
Capital expenditures	$62,712	$75,023	$81,301	$182,836	$212,459

Drilling Products
Revenues	$110,167	$91,333	$85,880	$281,297	$259,933
Direct operating costs	$58,971	$54,194	$50,265	$160,089	$146,540
Adjusted gross profit (1)	$51,196	$37,139	$35,615	$121,208	$113,393
Depreciation, amortization and impairment	$23,545	$20,478	$21,326	$63,869	$67,786
General and administrative	$8,500	$8,344	$8,486	$24,767	$26,256
Operating income (loss)	$19,151	$8,317	$5,803	$32,572	$19,351
Capital expenditures	$19,904	$18,711	$13,331	$54,457	$46,805

Other (3)
Revenues	$6,393	$9,492	$4,599	$22,115	$28,326
Direct operating costs	$2,551	$2,800	$3,043	$8,235	$18,380
Adjusted gross profit (1)	$3,842	$6,692	$1,556	$13,880	$9,946
Depreciation, depletion, amortization and impairment	$1,763	$1,639	$923	$4,671	$10,797
General and administrative	$—	$—	$(177)	$2	$109
Operating income (loss)	$2,079	$5,053	$810	$9,207	$(960)
Capital expenditures	$2,735	$1,910	$2,145	$5,756	$7,543

Corporate
Depreciation	$5,281	$1,336	$2,191	$8,480	$6,362
General and administrative	$48,146	$45,314	$40,877	$139,871	$124,630
Other operating expense (income), net	$(20,762)	$4,604	$1,001	$(19,334)	$6,228
Capital expenditures	$763	$132	$1,011	$1,048	$8,386

Total Capital Expenditures	$141,354	$155,924	$144,479	$413,906	$450,516
(1)Adjusted gross profit, which is considered a non-GAAP financial measure, is defined as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). See Non-GAAP Financial Measures below for a reconciliation of GAAP gross profit to adjusted gross profit by segment.
(2)Operational data relates to our contract drilling business. A rig is considered to be operating if it is earning revenue pursuant to a contract on a given day.
(3)Other includes our oilfield rentals business, prior to its divestiture in April 2025, and oil and natural gas working interests.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted EBITDA Reconciliations
(unaudited, dollars in thousands)

The following table reconciles Net income (loss) per the information below to Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as reported on the unaudited Condensed Consolidated Statements of Operations:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Net income (loss)	$28,636	$(19,275)	$(36,450)	$(15,115)	$(83,857)
Income tax expense (benefit)	18,508	(8,647)	(6,592)	6,265	(4,008)
Net interest expense	17,279	17,496	16,008	49,495	48,614
Depreciation, depletion, amortization and impairment	221,583	217,781	225,598	657,758	719,322
Certain Colombia contract drilling exit costs (1)	—	20,011	—	20,011	—
Noncontrolling investment write-down (2)	—	4,520	—	4,520	—
Legal accruals and settlements (3)	—	—	20,000	—	15,415
(Gain) loss on rigs sold	(22,118)	—	—	(22,118)	—
Merger and integration expense	—	—	90	—	1,010
Adjusted EBITDA(4)	$263,888	$231,886	$218,654	$700,816	$696,496

Total revenues	$1,342,234	$1,227,967	$1,175,954	$3,687,532	$3,675,811

Adjusted EBITDA by Operating Segment:
Drilling Services	$140,700	$128,238	$128,224	$397,185	$438,174
Completion Services	125,002	117,023	102,336	332,796	289,852
Drilling Products	42,696	28,795	27,129	96,441	87,137
Other	3,842	6,692	1,733	13,878	9,837
Corporate	(48,352)	(48,862)	(40,768)	(139,484)	(128,504)
Adjusted EBITDA	$263,888	$231,886	$218,654	$700,816	$696,496
(1)Certain Colombia contract drilling exit costs represent inventory and other asset write-downs recorded in direct operating expenses within the consolidated statements of operations. These costs were excluded from Adjusted EBITDA as they relate to our decision to exit our Colombia contract drilling operations and are not considered representative of ongoing operating performance.
(2)Noncontrolling investment write-down represents an impairment charge of certain minority equity investments. The charge was excluded from Adjusted EBITDA as it represents a non-operating item.
(3)Legal accruals and settlements represent net expenses (income) arising from certain significant legal matters, including settlement activity and reserve adjustments related to prior-year claims. Unlike routine legal costs incurred in the ordinary course of business, these infrequent items are excluded from Adjusted EBITDA because management does not consider them representative of our current period operating performance.
(4)Adjusted EBITDA is not defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization and impairment expense, certain exit costs, noncontrolling investment write-down, certain significant legal accruals and settlements, impairment of goodwill, certain gains or losses on asset disposals and merger and integration expense. We present Adjusted EBITDA as a supplemental disclosure because we believe it provides, to both management and investors, additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted Gross Profit Reconciliations
(unaudited, dollars in thousands)

The following table reconciles Adjusted gross profit to gross profit, which we believe is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted gross profit:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Drilling Services
Revenues	$417,367	$373,501	$380,200	$1,142,585	$1,196,865
Less direct operating costs	(268,453)	(259,619)	(246,407)	(745,933)	(748,808)
Less depreciation, amortization and impairment	(84,005)	(85,490)	(84,100)	(253,439)	(281,719)
GAAP gross profit (loss)	64,909	28,392	49,693	143,213	166,338
Depreciation, amortization and impairment	84,005	85,490	84,100	253,439	281,719
Adjusted gross profit (1)	$148,914	$113,882	$133,793	$396,652	$448,057

Completion Services
Revenues	$808,307	$753,641	$705,275	$2,241,535	$2,190,687
Less direct operating costs	(675,463)	(630,716)	(594,118)	(1,887,665)	(1,870,882)
Less depreciation, amortization and impairment	(106,989)	(108,838)	(117,058)	(327,299)	(352,658)
GAAP gross profit (loss)	25,855	14,087	(5,901)	26,571	(32,853)
Depreciation, amortization and impairment	106,989	108,838	117,058	327,299	352,658
Adjusted gross profit (1)	$132,844	$122,925	$111,157	$353,870	$319,805

Drilling Products
Revenues	$110,167	$91,333	$85,880	$281,297	$259,933
Less direct operating costs	(58,971)	(54,194)	(50,265)	(160,089)	(146,540)
Less depreciation, amortization and impairment	(23,545)	(20,478)	(21,326)	(63,869)	(67,786)
GAAP gross profit (loss)	27,651	16,661	14,289	57,339	45,607
Depreciation, amortization and impairment	23,545	20,478	21,326	63,869	67,786
Adjusted gross profit (1)	$51,196	$37,139	$35,615	$121,208	$113,393

Other
Revenues	$6,393	$9,492	$4,599	$22,115	$28,326
Less direct operating costs	(2,551)	(2,800)	(3,043)	(8,235)	(18,380)
Less depreciation, depletion, amortization and impairment	(1,763)	(1,639)	(923)	(4,671)	(10,797)
GAAP gross profit (loss)	2,079	5,053	633	9,209	(851)
Depreciation, depletion, amortization and impairment	1,763	1,639	923	4,671	10,797
Adjusted gross profit (1)	$3,842	$6,692	$1,556	$13,880	$9,946
(1)Adjusted gross profit is considered a non-GAAP financial measure. We define “Adjusted gross profit” as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense, which does not include impairment of goodwill). Adjusted gross profit is included as a supplemental disclosure because it is a useful indicator of our operating performance.